EXHIBIT 99.3
SRA INTERNATIONAL, INC. AND SUBSIDIARIES
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON THE
CONSOLIDATED FINANCIAL STATEMENTS
To the Board of Directors and Stockholders of SRA International, Inc. and Subsidiaries
     We have audited the accompanying consolidated balance sheets of SRA International, Inc. and subsidiaries (the “Company”) as of June 30, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity, comprehensive income and cash flows for each of the three years in the period ended June 30, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of SRA International, Inc. and subsidiaries as of June 30, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2010, in conformity with accounting principles generally accepted in the United States of America.
     We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of June 30, 2010, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated August 12, 2010 expressed an unqualified opinion on the Company’s internal control over financial reporting.
     As discussed in Note 2 to the consolidated financial statements, the Company discontinued certain of its operations in fiscal 2011 when it sold its Era Airport Operations Solutions business, and made the decision to divest the remaining Era business and its contract research organization, Global Clinical Development. The Company has applied retrospective adjustments to its balance sheets as of June 30, 2010 and 2009 and its consolidated statement of operations and cash flows for each of the three years in the period ended June 30, 2010.
/s/ DELOITTE & TOUCHE LLP
McLean, Virginia
August 12, 2010
(June 7, 2011, as to the effects of the discontinued operations discussed in Note 2 and to the subsequent events discussed in Note 17)

SRA INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	June 30,	June 30,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$98,113	$74,683
Accounts receivable, net	331,949	320,153
Prepaid expenses and other	21,937	33,449
Deferred income taxes	12,492	11,150
Current assets of discontinued operations	36,122	49,926

Total current assets	500,613	489,361
Property and equipment, net	30,415	34,114
Goodwill	406,456	401,627
Identified intangibles, net	18,022	22,610
Deferred compensation trust	7,182	6,494
Deferred income taxes	—	2,436
Other long-term assets	18,184	24,291
Long-term assets of discontinued operations	54,503	115,361

Total assets	$1,035,375	$1,096,294

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$93,985	$124,543
Accrued payroll and employee benefits	120,181	107,559
Billings in excess of revenue recognized	14,909	15,268
Current liabilities of discontinued operations	13,138	17,967

Total current liabilities	242,213	265,337

Long-term debt	—	75,000
Deferred compensation liability	7,182	6,494
Deferred income taxes	5,831	—
Other long-term liabilities	4,599	5,340
Long-term liabilities of discontinued operations	3,987	2,503

Total liabilities	263,812	354,674

Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.20 per share; 5,000 shares authorized; none issued	—	—
Class A common stock, par value $0.004 per share; 180,000 shares authorized; 47,191 and 46,633 shares issued as of June 30, 2010 and 2009; 43,895 and 43,374 shares outstanding as of June 30, 2010 and 2009	189	187
Class B common stock, par value $0.004 per share; 55,000 shares authorized; 13,001 and 13,101 shares issued and outstanding as of June 30, 2010 and 2009	52	52
Additional paid-in capital	361,287	348,805
Treasury stock, at cost	(64,427)	(63,656)
Accumulated other comprehensive loss	(3,431)	(3,246)
Retained earnings	477,893	459,478

Total stockholders’ equity	771,563	741,620

Total liabilities and stockholders’ equity	$1,035,375	$1,096,294

The accompanying notes are an integral part of these consolidated financial statements.

SRA INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Year Ended June 30,
	2010	2009	2008

Revenue	$1,614,532	$1,463,931	$1,462,650
Operating costs and expenses:
Cost of services	1,224,768	1,104,384	1,119,940
Selling, general and administrative	223,385	221,419	197,135
Depreciation and amortization	24,130	24,146	24,297
Sale of Constella Futures Holding, LLC	1,889	(1,939)	—

Total operating costs and expenses	1,474,172	1,348,010	1,341,372

Operating income	140,360	115,921	121,278
Interest expense	(1,202)	(5,104)	(3,288)
Interest income	1,838	2,245	4,238
Gain on sale of Mantas, Inc.	—	—	892

Income from continuing operations before income taxes	140,996	113,062	123,120
Provision for income taxes	52,075	44,710	48,739

Income from continuing operations	88,921	68,352	74,381

Loss from discontinued operations, net of tax	(70,506)	(10,352)	(1,117)

Net income	$18,415	$58,000	$73,264

Basic (loss) earnings per share:
Continuing operations	$1.55	$1.20	$1.28
Discontinued operations	$(1.24)	$(0.18)	$(0.02)

Basic earnings per share (a)	$0.31	$1.02	$1.26

Diluted (loss) earnings per share:
Continuing operations	$1.53	$1.19	$1.25
Discontinued operations	$(1.23)	$(0.18)	$(0.02)

Diluted earnings per share (a)	$0.30	$1.01	$1.24

(a)	Certain periods do not sum due to rounding
The accompanying notes are an integral part of these consolidated financial statements.

SRA INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(in thousands)

								Accumulated
					Additional			Other		Total
	Class A Common Stock		Class B Common Stock		Paid-In	Treasury Stock		Comprehensive	Retained	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Income (Loss)	Earnings	Equity

Balance July 1, 2007	43,576	$174	14,200	$57	302,970	(711)	$(5,996)	—	$328,250	$625,455
Net income	—	—	—	—	—	—	—	—	73,264	73,264
Proceeds from stock-based awards and related tax effects	1,348	5	—	—	18,496	—	—	—	—	18,501
Reissuance of treasury stock	—	—	—	—	481	23	198	—	—	679
Repurchase of common stock	—	—	—	—	—	(1,591)	(36,278)	—	—	(36,278)
Employee stock purchase plan	46	—	—	—	1,193	—	—	—	—	1,193
Shares converted between classes	149	1	(149)	(1)	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	10,148	—	—	—	—	10,148
Adoption of accounting standard related to uncertain income tax positions	—	—	—	—	—	—	—	—	(36)	(36)
Foreign currency translation	—	—	—	—	—	—	—	10	—	10

Balance June 30, 2008	45,119	180	14,051	56	333,288	(2,279)	(42,076)	10	401,478	692,936
Net income	—	—	—	—	—	—	—	—	58,000	58,000
Proceeds from stock-based awards and related tax effects	482	3	—	—	3,490	—	—	—	—	3,493
Reissuance of treasury stock	—	—	—	—	(63)	24	462	—	—	399
Repurchase of common stock	—	—	—	—	—	(1,003)	(22,042)	—	—	(22,042)
Employee stock purchase plan	82	—	—	—	1,430	—	—	—	—	1,430
Shares converted between classes	950	4	(950)	(4)	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	10,660	—	—	—	—	10,660
Foreign currency translation	—	—	—	—	—	—	—	(3,256)	—	(3,256)

Balance June 30, 2009	46,633	187	13,101	52	348,805	(3,258)	(63,656)	(3,246)	459,478	741,620
Net income	—	—	—	—	—	—	—	—	18,415	18,415
Proceeds from stock-based awards and related tax effects	382	2	—	—	2,024	—	—	—	—	2,026
Reissuance of treasury stock	—	—	—	—	—	24	462	—	—	462
Repurchase of common stock	—	—	—	—	—	(62)	(1,233)	—	—	(1,233)
Employee stock purchase plan	76	—	—	—	1,426	—	—	—	—	1,426
Shares converted between classes	100	—	(100)	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	9,032	—	—	—	—	9,032
Foreign currency translation	—	—	—	—	—	—	—	(185)	—	(185)

Balance June 30, 2010	47,191	$189	13,001	$52	361,287	(3,296)	$(64,427)	$(3,431)	$477,893	$771,563

The accompanying notes are an integral part of these consolidated financial statements.

SRA INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended June 30,
	2010	2009	2008

Cash flows from operating activities:
Net income	$18,415	$58,000	$73,264
Loss from discontinued operations, net of tax	70,506	10,352	1,117
Adjustments to reconcile net income (loss) to net cash provided by operating activities Depreciation of property and equipment	16,712	15,941	15,132
Amortization of intangible assets	7,418	8,205	9,165
Stock-based compensation	9,032	10,660	10,148
Deferred income taxes	6,925	1,239	(802)
Sale of Constella Futures Holding, LLC and Mantas Inc. (see Note 4)	1,889	(1,939)	(892)
Loss on disposal of property and equipment	—	—	788
Changes in assets and liabilities, net of the effect of acquisitions and divestitures Accounts receivable	(11,019)	(16,760)	(28,748)
Prepaid expenses and other	(1,178)	2,916	3,542
Accounts payable and accrued expenses	(33,476)	4,254	3,278
Accrued payroll and employee benefits	12,622	10,722	13,220
Billings in excess of revenue recognized	(359)	6,411	(8,604)
Other	(223)	(729)	(2,793)

Net cash provided by operating activities of continuing operations	97,264	109,272	87,815
Net cash used in operating activities of discontinued operations	(564)	(18,636)	(4,018)

Net cash provided by operating activities	96,700	90,636	83,797

Cash flows from investing activities:
Capital expenditures	(13,366)	(15,057)	(10,763)
Payments to Spectrum Solutions Group, Inc. shareholders	—	(9,396)	—
Acquisitions, net of cash acquired	(8,611)	(132,275)	(189,714)
Proceeds from the sale of Constella Futures Holdings	—	14,320	—
Proceeds from the sale Mantas, Inc.	—	—	892
Settlement of Era purchase price	12,500	—	—
Collections on note receivable	5,330	—	—
Proceeds from forward exchange contracts	2,965	—	—

Net cash used in investing activities	(1,182)	(142,408)	(199,585)

Cash flows from financing activities:
Issuance of common stock	4,192	4,600	15,027
Excess tax benefits of stock option exercises	146	1,075	4,667
Borrowings under credit facility	115,000	75,000	230,000
Repayments under credit facility	(190,000)	(150,000)	(80,000)
Net repayments under short-term credit facilities	—	(9,910)	—
Reissuance of treasury stock	462	399	679
Purchase of treasury stock	(1,233)	(22,042)	(36,278)
Payment of financing costs	—	—	(1,081)

Net cash (used in) provided by financing activities	(71,433)	(100,878)	133,014

Effect of exchange rate changes on cash and cash equivalents	(655)	(1,927)	0
Net increase (decrease) in cash and cash equivalents	23,430	(154,577)	17,226
Cash and cash equivalents, beginning of period	74,683	229,260	212,034

Cash and cash equivalents, end of period	$98,113	$74,683	$229,260

The accompanying notes are an integral part of these consolidated financial statements.

SRA INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands)

	Year Ended June 30,
	2010	2009	2008

Net income	$18,415	$58,000	$73,264
Foreign currency translation, net of tax	(185)	(3,256)	10

Comprehensive income	$18,230	$54,744	$73,274

The accompanying notes are an integral part of these consolidated financial statements.

SRA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended June 30, 2010, 2009, and 2008
1. Summary of Significant Accounting Policies:
Principles of Consolidation
     The accompanying consolidated financial statements include the accounts of SRA International, Inc. (a Delaware corporation), and its wholly-owned subsidiaries (SRA or the Company). All intercompany transactions and balances have been eliminated.
Changes in Presentation
     Subsequent to its June 30, 2010 fiscal year end, the Company sold its Era Airport Operations Solutions business, and made the decision to divest the remaining Era business and its contract research organization, Global Clinical Development. The Company is reissuing its consolidated financial statements for the fiscal year ended June 30, 2010 filed with the SEC on August 12, 2010 to retrospectively classify these businesses as discontinued operations. A more detailed description of these discontinued operations is included in Note 2, Discontinued Operations.
Nature of Business
     SRA provides technology and strategic consulting services and solutions to clients in national security, intelligence and space, civil government, and health care and public health markets. Within these markets, SRA’s clients include a combination of U.S. federal, state and local government agencies, and commercial and international organizations. The Company is organized into strategic sectors which are aligned with these markets. The National Security Sector (NSS) provides strategic and tactical command, control and communications systems for customers in law enforcement, and public safety. The Health and Civil Services Sector (HCS) provides information technology consulting services and enterprise-wide infrastructure support to federal civil agencies as well as health consulting services. The Intelligence and Space Sector (ISS) provides technical and functional expertise to improve information gathering and analysis across geographies and organizations for intelligence and space agencies. The Company also provides solutions for aircraft and vehicle tracking through its Era business.
     Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. Although the Company is organized into strategic sectors, the Company has one reportable segment. The Company derives a substantial portion of its revenue from services provided as a prime contractor or subcontractor on engagements with the U.S. government. During the fiscal years ended June 30, 2010, 2009, and 2008, these contracts represented 96%, 96% and 97% of the Company’s revenue.

SRA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
Years Ended June 30, 2010, 2009, and 2008
Accounting Estimates
     The preparation of the Company’s financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP) requires that management make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, as well as the disclosure of contingent assets and liabilities. These estimates are based on the Company’s historical experience and various other factors that are deemed reasonable at the time the estimates are made. The Company re-evaluates its estimates quarterly. Actual results may differ significantly from these estimates under different assumptions or conditions. Management believes the critical accounting policies requiring significant estimates and judgments are revenue recognition, accounting for acquisitions, including the identification of intangible assets and the ongoing impairment assessments of goodwill and intangible assets, and accounting for stock compensation expense. If any of these estimates or judgments proves to be inaccurate, the Company’s results could be materially affected in the future.
Revenue Recognition
     Revenue is recognized when persuasive evidence of an arrangement exists, services have been rendered or goods delivered, the contract price is fixed or determinable, and collectability is reasonably assured. Revenue associated with work performed prior to the completion and signing of contract documents is recognized only when it can be reliably estimated and realization is probable. The Company bases its estimates on previous experiences with the client, communications with the client regarding funding status, and its knowledge of available funding for the contract.
     Revenue on cost-plus-fee contracts is recognized to the extent of costs incurred plus a proportionate amount of the fee earned. The Company considers fixed fees under cost-plus-fee contracts to be earned in proportion to the allowable costs incurred in performance of the contract. The Company considers performance-based fees, including award fees, under any contract type to be earned when it can demonstrate satisfaction of performance goals, based upon historical experience, or when the Company receives contractual notification from a client that the fee has been earned. Revenue on time-and-materials contracts is recognized based on the hours incurred at the negotiated contract billing rates, plus the cost of any allowable material costs and out-of-pocket expenses. Revenue on fixed-price contracts where the Company performs systems design, development and integration is recognized using the percentage-of-completion method of contract accounting. Unless it is determined as part of the Company’s regular contract performance review that overall progress on a contract is not consistent with costs expended to date, the Company determines the percentage completed based on the percentage of costs incurred to date in relation to total estimated costs expected upon completion of the contract. Revenue on fixed-price outsourcing and managed services contracts is recognized ratably over the contract period. Revenue on fixed-price strategic consulting contracts is recognized based on costs incurred because these services are directed by the Company’s customers and are subject to their needs which fluctuate throughout the contract period. Billings for hardware or software purchased by customers under one of the Company’s contracts where it acts as an agent to the transaction are excluded from the Company’s revenue and cost of services, except to the extent of any handling fee or profit earned.
     Contract revenue recognition involves estimation. The Company records the cumulative effect of a revision in revenue or profit recorded in the period in which the facts requiring the revision become known. Anticipated contract losses are recognized in the period in which they become probable and can be reasonably estimated.
     Reserves for the collectability of accounts receivable are recorded when the Company determines that it is probable that it will not collect all amounts due and the amount of the reserve requirements can be reasonably estimated.
Impairment of Long-Lived Assets, Intangible Assets and Goodwill
     Intangible assets with finite lives are amortized on a straight-line basis over their useful lives, typically determined with the assistance of an outside valuation firm. Whenever events or changes in circumstances indicate that the carrying amount of long-lived assets and intangible assets may not be fully recoverable, the Company evaluates the probability that future undiscounted net cash flows, without interest charges, will be less than the carrying amount of the assets. If impairment is

SRA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
Years Ended June 30, 2010, 2009, and 2008
indicated as a result of this review, the Company recognizes a loss based on the amount by which the carrying amount exceeds the fair value which is measured using the estimated discounted future cash flows.
     Goodwill represents the excess of the cost of an acquired entity over the net amounts assigned to assets acquired and liabilities assumed. The Company tests goodwill for impairment annually on January 1, and between annual tests whenever events or changes in circumstances indicate the carrying value may not be recoverable. The Company utilizes a discounted cash flow analysis as well as comparative market multiples to determine the fair value of its reporting units.
     The impairment model prescribes a two step method for determining goodwill impairment. The first step compares the reporting unit’s estimated fair value to its carrying value. If the carrying value exceeds the estimated fair value, a potential impairment is indicated and the Company must complete the second step of the impairment test. The second step allocates the fair value of the reporting unit to the tangible and intangible assets and liabilities to derive an implied fair value for the reporting unit’s goodwill. If the carrying value of goodwill exceeds the implied fair value, an impairment charge is recorded to reduce the carrying value of the goodwill to the implied fair value. During fiscal 2010, the Company recorded impairment charges totaling $61.3 million related to goodwill and long-lived assets. These impairment charges are included in discontinued operations and are discussed in more detail in Note 2.
Income Taxes
     The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities less valuation allowances, if required. Enacted statutory tax rates are used to compute the tax consequences of these temporary differences. The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit.
     The Company has developed and implemented a process to ensure that uncertain tax positions are identified, analyzed and properly reported in the Company’s financial statements in accordance with generally accepted accounting principles. The Company recognizes accrued interest and penalties related to uncertain tax positions in the provision for income tax expense
     The Company files income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions with varying statutes of limitation. Periods for fiscal years ended after July 1, 2006 generally remain subject to examination by federal and state tax authorities. In foreign jurisdictions, tax years after 2005 may remain subject to examination by tax authorities.
Deferred Compensation Plan
     Certain key employees of the Company are eligible to defer a specified percentage of their cash compensation by having it contributed to a nonqualified deferred compensation plan. Eligible employees may elect to defer up to 50% of their base salary and up to 100% of performance bonuses, reduced by any amounts withheld for the payment of taxes or other deductions required by law. The Company funds its deferred compensation liabilities by making cash contributions to a Rabbi Trust at the time the salary or bonus being deferred would otherwise be payable to the employee. Gains or losses on amounts held in the Rabbi Trust are fully allocable to plan participants. As a result, there is no net impact on the Company’s results of operations, and the liability to plan participants is fully funded at all times.
Cash and Cash Equivalents
     The Company considers all highly liquid investments with an original or purchased maturity of 90 days or less to be cash equivalents.

SRA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
Years Ended June 30, 2010, 2009, and 2008
Supplementary Cash Flow Information
     Supplementary cash flow information including significant non-cash investing and financing activities was as follows (in thousands):

	Year Ended June 30,
	2010	2009	2008
Debt assumed in acquisition of Era Systems Corporation	—	12,531	—
Notes receivable obtained from the sale of Constella Futures Holding, LLC	—	20,274	—
Cash paid for interest	1,026	5,337	2,644
Cash paid for income taxes	38,556	36,451	51,390
Cash received for interest	1,832	2,643	4,376
Cash received for income taxes	688	938	961
Restricted Cash
     The Company’s GCD business receives advances from its customers which are restricted as to withdrawal or usage. Additionally, for certain contracts in its Era aviation business, the Company deposits amounts in escrow until customer acceptance of the deliverables has occurred. Restricted cash balances of $1.2 million and $1.4 million as of June 30, 2010 and 2009, respectively, are included in current assets of discontinued operations (see Note 2).
Inventory
     The Company’s inventories relate to Era’s production facilities in the Czech Republic. Inventories consist of materials and labor, and are stated at the lower of average cost or market value. Cost of sales is determined using the first-in, first-out method. The value of the inventory is reduced for possible excess and obsolete inventory based on the Company’s estimates of future demand and market conditions. The inventory, included in current assets of discontinued operations (see Note 2), consisted of the following (in thousands):

	June 30,	June 30,
	2010	2009
Raw materials	$5,241	$4,493
Work in process	1,904	2,452

Total inventories	7,145	6,945
Allowance for obsolescence	(279)	(159)

Total inventories, net	$6,866	$6,786

Property and Equipment
     Property and equipment, including major additions or improvements thereto, are recorded at cost and depreciated over their estimated useful lives ranging from three to seven years using the straight-line method. Leasehold improvements are amortized over the lesser of the lease term or the asset’s estimated useful life, but typically not exceeding seven years, using the straight-line method. Depreciation and amortization expense related to property and equipment was $16.7 million, $15.9 million, and $15.1 million for the years ended June 30, 2010, 2009, and 2008, respectively.
Accounting for Stock-Based Compensation
     The Company recognizes the fair value of all stock-based awards granted to employees and directors in exchange for services as compensation expense on a straight line basis over the requisite service period which is typically four years. The Company estimates the fair value of stock options on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for each of the past three years:

SRA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
Years Ended June 30, 2010, 2009, and 2008

	Year Ended June 30,
	2010	2009	2008
Expected volatility	40.3%	39.8%	32.8%
Expected term (in years)	5.4	5.7	5.0
Risk-free interest rate	2.4%	2.0%	3.9%
     The expected volatility is based upon the historical volatility of the Company’s share price. The expected term is estimated based upon exercise experience of option grants made in the past to Company employees. The risk-free interest rate is based on the implied yield available on a U.S. Treasury note with a term equal to the expected term of the underlying grants. The Company has not paid dividends in the past nor does it expect to pay dividends in the foreseeable future. As such, the Company used a dividend yield percentage of zero for all periods presented.
     The Company recognizes stock-based compensation expense based on the estimated grant date fair value of an award. The expense deducted for income tax purposes is based on the value received by the award recipients when the options are exercised or the restricted shares vest. Changes in the Company’s stock price may cause the amount taken as a tax deduction to be different than the expense recorded in the financial statements. If the tax deduction recognized for an award exceeds the expense previously recorded in the financial statements, the Company recognizes an excess tax benefit related to the difference. Because excess tax benefits result from an increase in the Company’s stock price after an award has been granted, the amount of the excess benefit is recognized as an increase to additional paid-in capital and reflected as a financing cash inflow on the consolidated statement of cash flows. If the tax deduction realized for an award is less than the related expense recorded in the financial statements, a tax deficiency is recognized, reducing additional paid-in capital by up to the amount of previously recognized excess tax benefits.
Facility Costs
     Incentives for tenant improvements are recorded as liabilities and amortized as reductions in rent expense over the term of the respective leases. The Company recognizes rent expense, including escalated rent and rent holidays, on a straight-line basis over the term of the lease.
     To calculate the amount of facility exit charges, the Company makes estimates related to potential sublease income and future exit costs. If actual amounts differ from the Company’s estimates, the amount of the facility exit charge could be impacted.
Fair Value of Financial Instruments and Concentration of Credit Risk
     The Company’s financial instruments include cash and cash equivalents, accounts receivable and accounts payable. As of June 30, 2010 and 2009, the carrying value of the Company’s financial instruments approximated fair value.
     The Company believes that concentrations of credit risk with respect to accounts receivable are limited as they are primarily receivables from federal government agencies or customers engaged in work for the federal government.
Foreign Currency Translation
     The functional currencies for the international component of the Era and GCD businesses are their respective local currencies. The assets and liabilities in these businesses are translated to U.S dollars at the exchange rate in effect on the reporting date, and income and expenses are translated at the weighted-average exchange rate during the period. The net translation gains and losses are not included in determining net income, but rather are accumulated as a separate component of stockholders’ equity.

SRA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
Years Ended June 30, 2010, 2009, and 2008
Derivative Instruments and Hedging Activities
     The Company is subject to foreign exchange risk related to transactions executed in non-functional currencies in its Era and GCD businesses. The Company utilizes forward contracts to offset the impact of changes in foreign currency exchange rates on certain short term intercompany balances as well as Euro denominated trade receivables of the Company’s subsidiary whose functional currency is the Czech Koruna. The Company has not designated any of these derivative instruments as an accounting hedge and, accordingly, all of these derivative instruments are marked to fair value at each balance sheet date and all gains and losses are recognized in losses from discontinued operations immediately.
Preferred Stock
     The Company is authorized to issue 5,000,000 shares of preferred stock, $0.20 par value per share, the terms and conditions of which are determined by the Board of Directors at each issuance. No preferred stock has been issued.
Common Stock
     The Company has outstanding shares of class A and class B common stock. Holders of class A common stock are entitled to dividends per share in an amount equal to dividends per share declared and paid on class B common stock. Holders of both classes of common stock vote as a single class, with each share of class A common stock having one vote per share and each share of class B common stock having ten votes per share. Holders of both classes of common stock would share ratably in the net assets of the Company upon its liquidation or dissolution. Each share of class B common stock is convertible at any time at the option of the holder into one share of class A common stock.
Treasury Stock
     The Company may elect to repurchase shares of outstanding common stock from employees upon the exercise of stock options, or upon the vesting of restricted stock, for the purpose of satisfying the minimum required tax withholding. Shares may also be repurchased as part of the repurchase authorization described in Note 11. Treasury stock is recorded at cost and is included as a deduction from total stockholders’ equity on the consolidated balance sheet. The Company may reissue shares from treasury, typically as part of the 401(k) match described in Note 9. The cost of shares issued from treasury is calculated based on the weighted average cost paid by the company to acquire the shares. Gains on sales of treasury stock are credited to additional paid-in capital; losses are also charged to additional paid-in capital to the extent that previous net gains from sales of the same class of stock are included therein.
Earnings Per Share
     Because the Company currently has outstanding shares of class A and class B common stock, GAAP requires that basic and diluted earnings per share (EPS) be calculated using the if-converted method for class A common stock and the two-class method for class B common stock. The two-class method is an earnings allocation formula that determines EPS for each class of common stock according to the weighted-average of dividends declared, outstanding shares per class and participation rights in undistributed earnings. The computation of EPS by applying the two-class method for the Company does not and cannot yield a different result than that provided using the if-converted method because net income is allocated between class A and class B common stock proportionately.
     During fiscal 2010 the Company adopted new accounting guidance which requires allocation of a portion of earnings from continuing operations to any outstanding unvested restricted share awards that qualify as participating securities. Participants in the Company’s equity compensation plans who are granted restricted stock awards would be entitled to receive a proportionate share of dividends, if declared. The rights to dividends declared are non-forfeitable; therefore, the unvested restricted shares qualify as participating securities requiring the allocation of earnings under the two-class method to calculate EPS. Because holders of the Company’s outstanding unvested restricted shares are not contractually required to share in losses of the Company, there is no allocation of losses from discontinued operations to outstanding unvested restricted share awards. The percentage of earnings from continuing operations allocated to the unvested restricted shares is based on the proportion of the weighted-average unvested restricted shares outstanding to the total of the basic weighted-average common shares outstanding and the weighted average unvested restricted shares outstanding. The adoption of this guidance reduced previously reported basic earnings per share for the years ended June 30, 2009 and 2008 by one cent.

SRA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
Years Ended June 30, 2010, 2009, and 2008
     Basic EPS is computed by dividing income from continuing operations less earnings allocable to unvested restricted shares by the basic weighted average number of shares outstanding. Diluted EPS is computed similar to basic EPS, except the weighted average number of shares outstanding is increased to include the dilutive effect of outstanding stock options.
Research and Development Costs
     Research and development costs are expensed as incurred. Total research and development costs, which are included in selling, general and administrative expenses, were $4.8 million, $3.8 million, and $2.1 million for the years ended June 30, 2010, 2009, and 2008, respectively.
Recent Accounting Pronouncements
     In June 2009, the Financial Accounting Standards Board (FASB) issued the FASB Accounting Standards Codification (the Codification) the single source of GAAP used by non-government entities in the preparation of financial statements, except for rules and interpretive releases of the SEC. The Codification supersedes all existing non-SEC accounting and reporting standards and was effective for the Company beginning July 1, 2009. The FASB will no longer issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead, it will issue Accounting Standards Updates (ASUs).
     In October 2009, the FASB issued ASU No. 2009-14, Certain Revenue Arrangements that include Software Elements—a consensus of the FASB Emerging Issues Task Force, which amends Topic 985: Software. This ASU modifies the existing accounting guidance to exclude tangible products that contain both software and non-software components that function together to deliver the product’s essential functionality from the scope of the software revenue recognition accounting standards. This ASU is effective for the Company beginning July 1, 2010 and can be applied prospectively or retrospectively. The Company does not expect the adoption of this ASU to have a material impact on its financial position or results of operations.
     In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force, which amends Topic 605: Revenue Recognition. This ASU removes the “objective and reliable evidence of fair value” criterion from the separation criteria used to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting, replaces references to “fair value” with “selling price” to distinguish from the fair value measurements required under the Fair Value Measurements and Disclosures guidance, provides a hierarchy that entities must use to estimate selling price, eliminates the use of the residual method for allocation, and expands ongoing disclosure requirements. This ASU is effective for the Company beginning July 1, 2010 and can be applied prospectively or retrospectively. The Company does not expect the adoption of this ASU to have a material impact on its financial position or results of operations.
     In January 2010, the FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (ASC Topic 820)—Improving Disclosures about Fair Value Measurements. The amendments in this update require new disclosures on the transfers of assets and liabilities between Level 1 (quoted prices in active market for identical assets and liabilities) and Level 2 (significant other observable inputs) of the fair value measurement hierarchy, including the reasons for and the timing of the transfers. This guidance became effective for the Company in the three months ended March 31, 2010 and did not have a material impact on the Company’s financial position or results of operations. Additionally, this ASU requires a roll-forward of activities on purchases, sales, issuances, and settlements of the assets and liabilities measured using significant unobservable inputs (Level 3 fair value measurements). The requirement will become effective beginning July 1, 2011 and is not expected to have a material impact on the Company’s financial position or results of operations.
     In April 2010, the FASB issued ASU No. 2010-17 Milestone Method of Revenue Recognition—a consensus of the FASB Emerging Issues Task Force, which amends Topic 605: Revenue Recognition. This ASU establishes authoritative guidance permitting use of the milestone method of revenue recognition for research or development arrangements that contain payment provisions or consideration contingent on the achievement of specified events. This guidance is effective for milestones achieved in the Company’s fiscal year beginning July 1, 2010. The Company does not expect the adoption of this ASU to have a material impact on its financial position or results of operations.

SRA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
Years Ended June 30, 2010, 2009, and 2008
     Other new ASUs issued but not effective until after June 30, 2010, are not expected to have a significant effect on the Company’s financial position or results of operations.
Reclassifications
     Beginning in fiscal 2010, the Company reclassified the portion of rent and facility costs, as well as stock-based compensation expense related to employees who perform work directly for the Company’s clients from the caption “selling, general and administrative expenses” to the caption “cost of services.” All prior period balances have been reclassified to conform to the current period presentation.
2. Discontinued Operations
Era Systems Corporation
     Era was acquired in the first quarter of fiscal 2009 and consists of Airport Operations Solutions (Era AOS) and Air Traffic Management and Military and Security (Era ATM). Subsequent to its June 30, 2010 fiscal year end, the Company sold its Era AOS business and made the decision to divest the remaining Era business. The Company is currently exploring potential divestiture options for the remaining Era business and believes that a sale is probable. As a result, the Company has classified the Era business as discontinued operations for all periods presented.
     The Company evaluated goodwill for impairment as of January 1, 2010. The Company separately evaluated goodwill assigned to the two Era reporting units, Era ATM and Era AOS. The Company engaged an independent third-party firm and considered their findings in its determination of the fair value of the two Era reporting units. The first step of the impairment test for Era ATM and Era AOS indicated an impairment. The second step of the impairment test determined that goodwill was impaired in the Era ATM and Era AOS reporting units by $56.5 million and $3.5 million, respectively, resulting in an aggregate goodwill impairment charge of $60.0 million that was recognized in the third quarter of fiscal 2010. Era ATM and Era AOS sell products and services in the aviation market, which has suffered from the effects of the global economic crisis. The impairment primarily results from the effects of adverse economic conditions, which have created increasing uncertainty about the timing of potential future orders and caused a corresponding reduction in the estimated future cash flows and market pricing multiples used by the Company in its annual assessment. This goodwill had no tax basis, and accordingly, there is no tax benefit related to the impairment charge. The impairment charge reduced goodwill to $28.6 million and $2.3 million in the Era ATM and Era AOS reporting units, respectively, as of June 30, 2010. Subsequent to June 30, 2010, the Era ATM goodwill was fully impaired (see Note 17), while the Era AOS goodwill was written off as a result of the sale (discussed below).
     Additionally, the Company determined that the carrying amount of certain long-lived assets in the Era AOS reporting unit exceeded the expected future net undiscounted cash flows from these assets as a result of the adverse conditions in the aviation market. The Company recorded impairment charges during fiscal 2010 of $0.6 million related to identified intangible assets and $0.7 million related to capitalized software to reduce these assets to their respective fair values. The capitalized software had been included in other long-term assets on the consolidated balance sheet.
     During the second quarter of fiscal 2011, the Company sold its Era AOS business to ITT Corporation for a final sales price of $6.4 million, and as a result, recognized a pre-tax gain from the sale of $1.3 million in the nine months ended March 31, 2011. Because the $2.3 million of goodwill is not deductible for tax purposes, the sale resulted in a loss of $0.1 million net of tax.
     The results of operations (including the impairment charges) for the Era businesses are included in discontinued operations for all periods presented. Era contributed net losses of $69.3 million and $4.9 million for the years ended June 30, 2010 and 2009, respectively. The assets and liabilities of Era were $79.0 million and $12.6 million, respectively, as of June 30, 2010 and $146.8 million and $14.8 million, respectively, as of June 30, 2009.

SRA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
Years Ended June 30, 2010, 2009, and 2008
Contract Research Organization
     Subsequent to its June 30, 2010 fiscal year end, the Company made the decision to divest its contract research organization (GCD) business. As a result, the Company has classified the GCD business as discontinued operations for all periods presented. GCD is part of the Health and Civil Services Sector. As a result of the decision to divest GCD, the Company was required to retrospectively allocate $1.6 million of the goodwill in its HCS reporting unit to the GCD business on a relative fair value basis. The Company is currently exploring potential divestiture options for GCD and believes that a sale is probable.
     During fiscal 2009, the Company identified certain property and equipment that were impaired in its contract research organization business. The carrying value of these assets exceeded their fair values, calculated based on the estimated discounted future cash flows, and resulted in an impairment charge of $1.1 million. The impairment charge is included within discontinued operations.
     The results of operations for the GCD business are included in discontinued operations for all periods presented. GCD contributed net losses of $1.2 million, $5.5 million and $1.1 million for the years ended June 30, 2010, 2009 and 2008, respectively. The assets and liabilities of GCD were $11.6 million and $4.5 million, respectively, as of June 30, 2010 and $18.5 million and $5.7 million, respectively, as of June 30, 2009.
     The results of operations of all discontinued operations for the periods presented were as follows (in thousands):

	Year Ended June 30,
	2010	2009	2008
Revenue	$52,097	$76,626	$44,283
Operating costs and expenses
Cost of services	35,448	48,081	31,500
Selling, general and administrative	33,838	37,837	13,677
Depreciation and amortization	4,124	4,738	966
Impairment of goodwill and other long-lived assets	61,315	1,138	—
Settlement of claims against Era sellers	(3,361)	—	—
Acquired in-process reseach and development	—	900	—

Operating loss	(79,267)	(16,068)	(1,860)
Interest expense, net	(87)	(385)	22

Loss from discontinued operations before income taxes	(79,354)	(16,453)	(1,838)
Provision for income taxes	8,848	6,101	721

Loss from discontinued operations, net of tax	$(70,506)	$(10,352)	$(1,117)

     The assets and liabilities of discontinued operations were as follows (in thousands):

SRA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
Years Ended June 30, 2010, 2009, and 2008

	June 30,	June 30,
	2010	2009

Accounts receivable, net	$22,876	$36,108
Inventories, net	6,866	6,786
Prepaid expenses and other	3,815	4,258
Deferred income taxes	4,225	3,611
Property, plant and equipment, net	3,211	4,016
Goodwill	32,539	88,854
Idenitfied intangibles, net	17,041	20,625
Other long-term assets	52	1,029

Total assets of discontinued operations	$90,625	$165,287

Accounts payable and accrued expenses	$7,588	$12,900
Accrued payroll and employee benefits	3,436	3,737
Billings in excess of revenue recognized	2,114	1,330
Deferred income taxes	3,109	2,001
Other long-term liabilities	878	502

Total liabilities of discontinued operations	$17,125	$20,470

     Included in the assets of discontinued operations is goodwill related to the Era and GCD businesses, which as of June 30, 2010 and 2009 was as follows (in thousands):

Goodwill as of July 1, 2008 *	$1,625
Acquisition of Era Systems Corporation (see Note 4)	87,229

Goodwill as of June 30, 2009	88,854
Completion of Era purchase price allocation in the second quarter of fiscal 2010 (see Note 4)	3,656
Goodwill impairment	(59,971)

Goodwill as of June 30, 2010	$32,539

*	Includes the allocation of goodwill from HCS to GCD.
3. Goodwill and Long-Lived Assets
     The Company evaluated goodwill for impairment as of January 1, 2010. The Company separately evaluated goodwill assigned to HCS and NSS. There were no indications of impairment in the HCS and NSS sectors as the estimated fair value of those reporting units substantially exceeded their respective carrying values.
     The changes in the carrying amount of goodwill were as follows (in thousands):

Goodwill as of July 1, 2008	$394,141
Acquisition of Interface and Control Systems, Inc. (see Note 4)	6,511
Payments to Spectrum shareholders	9,396
Divestiture of Constella Futures Holding, LLC (see Note 4)	(8,421)

Goodwill as of June 30, 2009	401,627
Acquisition of Perrin Quarles Associates, Inc. (see Note 4)	4,829

Goodwill as of June 30, 2010	$406,456

SRA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
Years Ended June 30, 2010, 2009, and 2008
     Identified intangible assets consisted of the following (in thousands):

		June 30, 2010			June 30, 2009
	Weigted-	Gross		Net	Gross		Net
	Average	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Useful Life	Amount	Amortization	Amount	Amount	Amortization	Amount
Customer relationships	8 years	$56,345	$(39,058)	$17,287	$53,945	$(31,826)	$22,119
Technology and other	5 years	1,382	(647)	735	952	(461)	491

Total identified intangible assets		$57,727	$(39,705)	$18,022	$54,897	$(32,287)	$22,610

     Amortization expense of identified intangible assets was $7.4 million, $8.2 million, and $9.2 million for the years ended June 30, 2010, 2009, and 2008, respectively. Identified intangible assets are amortized on a straight-line basis over estimated useful lives ranging from 2 to 12 years. Estimated amortization expense is as follows for the periods indicated (in thousands):

Year ending June 30,
2011	6,161
2012	3,507
2013	2,497
2014	2,251
2015	1,896
Thereafter	1,710

Total	$18,022

4. Acquisitions and Divestitures:
Perrin Quarles Associates, Inc.
     On January 31, 2010, the Company acquired all of the outstanding equity interests of Perrin Quarles Associates, Inc. (PQA), a privately-held environmental consulting firm for $8.6 million, net of $0.3 million cash acquired. PQA specializes in environmental program development and implementation for air quality and climate change, providing services primarily to the Environmental Protection Agency, and state and international environmental organizations. The purchase price allocation resulted in goodwill of $4.8 million (all of which is deductible for tax purposes) and identified intangible assets of $2.8 million. The identified intangible assets consisted primarily of customer relationships and will be amortized over estimated useful lives ranging from 5 to 10 years. The acquisition did not meet the criteria of a material and significant acquisition, and therefore, pro forma disclosures are not presented in these consolidated financial statements.
Era Systems Corporation
     On July 30, 2008, the Company acquired Era Systems Corporation (Era), a privately-held provider of advanced surveillance technologies and flight tracking solutions for the air traffic management, airport operations, military and security markets. The initial purchase price of $125.5 million was reduced by $8.8 million in fiscal 2010 after settlement of a dispute over the amount of the net working capital adjustment provided for in the purchase agreement. The final adjusted purchase price of $116.7 million includes direct transaction costs of $0.8 million and cash acquired of $1.1 million. Approximately $24.3 million of the purchase price was allocated to identified intangible assets with estimated useful lives ranging from 2 years to 20 years and $90.9 million was allocated to goodwill. The goodwill from the acquisition is not deductible for tax purposes. The identified intangible assets included in-process research and development of $0.9 million, which was expensed in fiscal 2009. In March 2010, the Company collected the $8.8 million related to the net working capital adjustment, $0.3

SRA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
Years Ended June 30, 2010, 2009, and 2008
million of arbitration fees and $3.4 million in settlement of all other outstanding claims. The $3.4 million settlement is included within the loss from discontinued operations for the year ended June 30, 2010.
     The acquisition did not meet the criteria of a material and significant acquisition, and therefore, pro forma disclosures are not presented in these consolidated financial statements.
Interface and Control Systems, Inc
     On July 2, 2008, the Company acquired Interface and Control Systems, Inc. (ICS), a privately-held product development and engineering services firm specializing in real-time, embedded and autonomous command and control software systems for space applications. The results of ICS’s operations have been included in these consolidated financial statements since that date.
     The Company acquired ICS for a total purchase price of approximately $8.5 million, which included direct transaction costs of approximately $0.2 million and cash acquired of $0.6 million. Approximately $1.0 million of the purchase price was allocated to definite-lived intangible assets acquired, and approximately $6.5 million was allocated to goodwill which is deductible for tax purposes. The identified intangible assets are being amortized over estimated useful lives ranging from 2 years to 10 years.
     The acquisition did not meet the criteria of a material and significant acquisition, and therefore, pro forma disclosures are not presented in these consolidated financial statements.
Divestiture of Constella Futures Holding, LLC
     On September 2, 2008, the Company sold its ownership interest in Constella Futures Holding, LLC (Futures), a wholly owned subsidiary of Constella Group, LLC (Constella) to a group of private investors led by the former Constella chairman and chief executive officer. The operating results of Futures through the date of the sale are included in the operating results of the Company in the accompanying consolidated statements of operations. Based on its initial estimate of the senior net asset note, the Company recorded a pre-tax gain on the sale of approximately $1.9 million in fiscal 2009. During fiscal 2010, an independent third party arbitrator issued a determination on the amount of the senior net asset note, resulting in a reduction of the total selling price from the initial estimate of $38.8 million to approximately $36.9 million. This change reduced the previously recorded gain by $1.9 million.
     The final selling price of $36.9 million consisted of $16.6 million in cash, a $10.0 million senior promissory note and a senior net asset note of $10.3 million. Both senior notes bear interest at 6% per annum, payable monthly, and are secured by a $7.0 million bank letter of credit, a $3.0 million personal guaranty, and the assets of Futures as a new company. The senior net asset note is to be paid in installments. The first payment of $2.0 million was received in September 2009. A second payment of $3.3 million was received in December 2009. A payment of $2.0 million is due on September 1, 2010 with the remainder due to be paid on September 1, 2011. The senior promissory note is to be paid in two installments of $1.0 million and $9.0 million on September 1, 2012 and 2013, respectively.
Sale of Mantas, Inc.
     In May 2001, Mantas, which was previously one of the Company’s service offerings, was contributed to Mantas, Inc., a separate company. In October 2006, i-flex solutions completed its acquisition of Mantas, Inc. The Company recognized a total pre-tax gain of approximately $3.7 million during fiscal 2007 related to the sale and $0.9 million during fiscal 2008 upon the release of funds pursuant to the terms of the escrow agreement.
5. Earnings per Share:
     The following table reconciles reported income from continuing operations to the income used to compute basic and diluted EPS for the periods presented (in thousands):

SRA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
Years Ended June 30, 2010, 2009, and 2008

	Year Ended June 30,
	2010	2009	2008
Income from continuing operations, as reported	$88,921	$68,352	$74,381
Less: allocation of earnings to unvested restricted shares	1,041	791	507

Income from continuing operations for the computation of EPS	$87,880	$67,561	$73,874

     A reconciliation of the weighted average number of shares outstanding used to compute basic and diluted EPS for the periods presented is as follows (in thousands):

	Year Ended June 30,
	2010	2009	2008
Basic weighted-average class A shares outstanding	43,685	42,416	43,451
Basic weighted-average class B shares outstanding	13,036	13,900	14,116

Total basic weighted-average shares outstanding	56,721	56,316	57,567

Dilutive effect of stock equivalents	538	507	1,315

Diluted weighted-average shares outstanding	57,259	56,823	58,882

Stock options excluded from the calculation of diluted weighted-average shares outstanding due to anti-dilution	3,522	3,472	1,750

Number of unvested restricted shares outstanding excluded from the basic and diluted weighted-average shares outstanding	672	659	395

6. Accounts Receivable:
     Accounts receivable as of June 30, 2010 and 2009 consisted of the following (in thousands):

	June 30,	June 30,
	2010	2009
Billed and billable, net of allowance of $1,983 and $ 2,495 as of June 30, 2010 and 2009, respectively	$296,668	$294,739

Unbilled:
Retainages	3,755	4,066
Revenue recorded in excess of milestone billings on fixed-price contracts	27,092	19,477
Revenue recorded in excess of contractual authorization, billable upon receipt of contractual documents	8,865	4,879
Allowance for unbillable amounts	(4,431)	(3,008)

Total unbilled	35,281	25,414

Total accounts receivable	$331,949	$320,153

     The billable receivables included in the billed and billable line item above represent primarily revenue earned in the final month of the reporting period. These billable receivables are typically billed and collected within 90 days of the balance sheet date. Consistent with industry practice, certain receivables related to long-term contracts are classified as current, although $1.3 million of retainages are not expected to be billed and collected within one year.
     Changes in the Company’s allowance for doubtful accounts for the periods presented were as follows (in thousands):

SRA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
Years Ended June 30, 2010, 2009, and 2008

	Year Ended June 30,
	2010	2009	2008
Balance as of July 1 $	$2,495	$2,657	$2,689
Charged to costs and expenses	166	453	(39)
Deductions	(678)	(142)	(216)
Other	—	(473)	223

Balance as of June 30 $	$1,983	$2,495	$2,657

     The line item “other” represents changes resulting from acquisitions and divestitures.
     Changes in the Company’s allowance for unbillable amounts for the periods presented were as follows (in thousands):

	Year Ended June 30,
	2010	2009	2008
Balance as of July 1	$3,008	$1,860	$1,607
Charged to costs and expenses	1,423	1,148	253

Balance as of June 30	$4,431	$3,008	$1,860

     Billings in excess of revenue totaled $14.9 million at June 30, 2010 and $15.3 million at June 30, 2009. This balance primarily relates to third-party maintenance that the Company is able to bill in advance of revenue, which is recognized ratably over the maintenance term. Billings in excess of the revenue recognized is classified as a current liability on the consolidated balance sheet.
7. Composition of Certain Financial Statement Captions:
     The following table details the composition of certain financial statement captions as of June 30, 2010 and 2009 (in thousands):

SRA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
Years Ended June 30, 2010, 2009, and 2008

	June 30,	June 30,
	2010	2009
Prepaid expenses and other assets
Prepaid taxes and taxes receivable	$2,629	$312
Receivable from escrow related to Era acquisition (see Note 4)	—	12,500
Prepaid maintenance and software	10,719	6,951
Lease receivables from customers	1,955	1,383
Short-term portion of note receivable from Futures divestiture (see Note 4)	2,000	2,000
Other	4,634	10,303

Total prepaid expenses and other assets	$21,937	$33,449

Property and equipment
Leasehold improvements	$30,716	$28,288
Furniture, equipment and software	90,769	80,915

Total property and equipment	121,485	109,203
Less: Accumulated depreciation and amortization	(91,070)	(75,089)

Total property equipment, net	$30,415	$34,114

Other long-term assets
Long-term portion of notes receivable from Futures divesiture (see Note 4)	$13,000	$20,219
Capitalized software development costs, net	1,491	1,512
Lease receivables from customers	2,341	1,482
Other	1,352	1,078

Total other long-term assets	$18,184	$24,291

Accounts payable and accrued expenses
Vendor obligations	$89,259	$117,534
Other	4,726	7,009

Total accounts payable and accrued expenses	$93,985	$124,543

Accrued payroll and employee benefits
Accrued salaries and incentive compensation	$49,785	$41,544
Accrued leave	52,271	45,805
Accrued finge benefits	18,125	20,210

Total accrued payroll and employee benefits	$120,181	$107,559

8. Fair Value Measurements:
     Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between marketplace participants. Various valuation approaches can be used to determine fair value, each requiring different valuation inputs. The following hierarchy classifies the inputs used to determine fair value into three levels:
•	Level 1—Quoted prices for identical instruments in active markets

•	Level 2—Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets

SRA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
Years Ended June 30, 2010, 2009, and 2008
•	Level 3—Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable
     Certain nonfinancial assets and liabilities are measured at fair value on a nonrecurring basis in accordance with applicable GAAP. This includes items such as nonfinancial assets and liabilities initially measured at fair value in a business combination and nonfinancial long-lived asset groups measured at fair value for an impairment assessment. In general, nonfinancial assets including goodwill, other intangible assets, and property and equipment are measured at fair value when there is an indication of impairment and are recorded at fair value only when any impairment is recognized.
     Assets measured at fair value on a nonrecurring basis during fiscal 2010 were as follows (in thousands):

	Fair Value
	(Significant
	Unobservable Inputs —
	Level 3)	Impairment Losses
Discontinued operations
Nonfinancial assets measured at fair value
Goodwill	$30,915	$59,971
Long-lived assets	260	1,344

Continuing operations
Nonfinancial assets measured at fair value related to the acquisition of PQA (see Note 4)
Goodwill	4,829	—
Identified intangible assets	2,830	—
Long-lived assets	498	—

Total	$39,332	$61,315

     As discussed in Note 2, we recorded a charge for the impairment of goodwill and long-lived assets in the Era ATM and Era AOS reporting units during fiscal 2010 to adjust the carrying value of these assets down to fair value. The valuation models used in the impairment analysis are based in part on estimated future operating results and cash flows. Because these factors are derived from the Company’s estimates and internal market assumptions, they are considered unobservable inputs and the resulting fair value measurements are included in Level 3 of the fair value hierarchy.
     In connection with the Company’s acquisition of PQA in January 2010, the Company recognized identified intangible assets which consisted primarily of customer relationships. These identified intangible assets were measured using a combination of valuation approaches including the income and replacement cost methods. The inputs to the valuation models were primarily based on management estimates and therefore are included in Level 3 of the fair value hierarchy. The $4.8 million excess of the purchase price over the fair value of the net tangible and identified intangible assets was recorded as goodwill.
9. Benefit Plan:
     The Company maintains a defined contribution plan, the SRA International, Inc. 401(k) Savings Plan (Plan). All regular and full-time employees are generally eligible to participate in the Plan. The Board of Directors of SRA may elect to make matching or other discretionary contributions to the Plan. The Company’s matching contribution expense was $13.5 million in fiscal 2010, $13.9 million in fiscal 2009, and $12.6 million in fiscal 2008, including the value of the stock described in the next paragraph.
     Plan participants may elect to receive matching contributions in cash, company stock, or a combination of the two. Matching contributions are earned by participants on the basis of their calendar year contributions to the Plan. The Company makes the matching contributions, including the transfer of class A common stock, each January for participant contributions

SRA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
Years Ended June 30, 2010, 2009, and 2008
made during the previous calendar year. The Company contributed 23,653, 23,608, and 22,887 shares of class A common stock to the Plan during the years ended June 30, 2010, 2009, and 2008, respectively.
10. Stock-Based Compensation
     In March 2002, the Company adopted the SRA International, Inc. 2002 Stock Incentive Plan. The 2002 plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock, and other stock-based awards. The 2002 plan is administered by the compensation committee of the Board of Directors, which determines the number of shares covered by options, and the exercise price, vesting period, and duration of option grants. The Board of Directors also has the authority under the 2002 plan to determine the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards. Stock options granted under the 2002 plan typically expire 10 years from the date of grant. As of June 30, 2010, 9,794,014 shares of class A common stock are reserved for future issuance pursuant to the 2002 plan. The 2002 plan expires in March 2012.
     The following table details the components of stock-based compensation expense recognized in earnings in each of the last three fiscal years (in thousands):

	Year Ended June 30,
	2010	2009	2008
Stock options	$4,299	$4,363	$7,405
Restricted stock	4,733	6,297	2,743

Total stock-based compensation expense	$9,032	$10,660	$10,148

     The tax benefit recognized for stock-based compensation cost was $3.5 million in fiscal 2010, $4.2 million in fiscal 2009, and $4.0 million in fiscal 2008.
     Stock Option and Restricted Stock Activity
     The weighted-average fair value per option granted was $8.07 in fiscal 2010, $5.47 in fiscal 2009, and $8.94 in fiscal 2008. The total intrinsic value of options exercised was $1.1 million in fiscal 2010, $3.8 million in fiscal 2009, and $20.3 million in fiscal 2008.
     The weighted-average fair value per unvested restricted share granted was $19.89 in fiscal 2010, $22.73 in fiscal 2009 and $25.47 in fiscal 2008. The fair value of restricted shares vested was $3.8 million in fiscal 2010, $2.1 million in fiscal 2009, and $2.0 million in fiscal 2008.
     The following table summarizes stock option activity for the year ended June 30, 2010:

	Number of shares	Weighted-average
	(in thousands)	exercise price
Shares under option at July 1, 2009	5,490	$20.64
Options granted	758	20.06
Options exercised	(181)	14.15
Options cancelled and expired	(343)	23.74

Shares under option at June 30, 2010	5,724	20.61

Options exercisable at June 30, 2010	4,127	$21.06

     Summary information with respect to the Company’s stock options’ intrinsic values and remaining contractual terms on June 30, 2010 is as follows:

SRA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
Years Ended June 30, 2010, 2009, and 2008

		Weighted-average
	Aggregate	remaining
	intrinsic value (in	contractual term
	thousands)	(in years)
Options exercised in the year ended June 30, 2010	$1,143	0.0
Shares under option at June 30, 2010	14,904	5.6

Options exercisable at June 30, 2010	12,248	4.4

     In the table above, intrinsic value is calculated as the excess, if any, between the market price of the Company’s stock on the last trading day of the year and the exercise price of the options. For options exercised, intrinsic value is calculated as the difference between the market price on the date of exercise and the exercise price.
     The following table summarizes restricted stock activity for the year ended June 30, 2010:

		Weighted-average
	Number of shares	grant-date fair
	(in thousands)	value
Nonvested restricted shares at July 1, 2009	612	$23.67
Restricted shares granted	277	19.89
Restricted shares vested	(190)	19.93
Restricted shares forfeited	(61)	21.12

Nonvested restricted shares at June 30, 2010	638	$22.06

     The total amount of unrecognized compensation cost related to unvested stock-based compensation arrangements was $15.9 million as of June 30, 2010 and is expected to be amortized over a weighted-average period of 2.5 years.
11. Stockholders’ Equity
Employee Stock Purchase Plan
     The Company maintains the SRA International, Inc. 2004 Employee Stock Purchase Plan (ESPP) and has reserved 500,000 shares for issuance thereunder. The ESPP permits eligible employees to purchase class A common stock, through payroll deductions of up to 15% of the employee’s compensation, at a price equal to 95% of the average of the high and low price of the class A common stock on the last day of each offering period. Employees purchased 75,841, 81,710, and 45,510 shares for the years ended June 30, 2010, 2009, and 2008, respectively, under the ESPP.
Common Stock Repurchase
     On May 2, 2007, the Company’s Board of Directors authorized the repurchase of up to $40 million of the Company’s class A common stock. On July 31, 2008, the Board authorized the repurchase of up to an additional $100 million of the Company’s class A common stock. Repurchases under the share repurchase authorization may be made from time to time in the open market or in privately negotiated transactions. The Company is not obligated to acquire any particular amount of common stock under the authorization and it may be suspended at any time.
     Under these share repurchase authorizations the Company repurchased 968,794 shares and 1,500,944 shares in fiscal year 2009 and 2008, respectively. The total cost of the shares repurchased under these authorizations was $21.4 million and $34.0 million in fiscal year 2009 and 2008, respectively. No shares were repurchased under these authorizations in fiscal 2010. As of June 30, 2010, the May 2007 authorization had been completed and the Company had approximately $84.6 million remaining under the July 2008 authorization for share repurchases. Apart from these share repurchase authorizations, the Company also paid $1.2 million in fiscal 2010, $0.6 million in fiscal 2009 and $2.3 million in fiscal 2008 to repurchase shares from employees to satisfy the minimum required tax withholdings related to the vesting of restricted stock.

SRA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
Years Ended June 30, 2010, 2009, and 2008
12. Income Taxes:
     The provision for income taxes for the periods presented was comprised of the following: (in thousands):

	Year Ended June 30,
	2010	2009	2008
Current provision
Federal	$37,615	$42,931	$42,546
State	7,535	8,287	7,411
Deferred provision
Federal	5,791	(4,980)	(1,037)
State	1,134	(1,528)	(181)

Provision for income taxes	$52,075	$44,710	$48,739

     The Company’s effective income tax rate varied from the statutory federal income tax rate for the years ended June 30, 2010, 2009, and 2008 as follows:

	Year Ended June 30,
	2010	2009	2008
Statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal income tax benefit	3.9	4.2	4.2
State credits and incentives	(0.7)	—	—
Research and development credit	(1.1)	—	—
Deduction for income from domestic production activities	(0.5)	—	—
Other	0.3	0.3	0.4

Effective tax rate	36.9%	39.5%	39.6%

     The components of the net deferred tax asset as of June 30, 2010 and 2009 were as follows (in thousands):

	June 30,	June 30,
	2010	2009
Deferred tax assets
Compensated absences and other accruals not yet deductible for tax purposes	$21,289	$23,012
Financial statement depreciation in excess of tax depreciation	6,129	3,302
Deferred compensation	2,653	2,530
Nonqualified stock awards	13,634	12,881
Other	739	741

Total deferred tax asset	44,444	42,466

Deferred tax liabilities
Identified intangible assets	(26,243)	(19,554)
Prepaid expenses	(3,047)	(2,813)
Unbilled contract revenue	(5,799)	(4,676)
Capitalized software	(2,694)	(1,837)

Total deferred tax liabilities	(37,783)	(28,880)

Net deferred tax (liability) asset	$6,661	$13,586

Uncertain Tax Positions

SRA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
Years Ended June 30, 2010, 2009, and 2008
The change in the Company’s unrecognized tax benefits for the periods presented is as follows (in thousands):

	Year Ended June 30,
	2010	2009	2008

Balance as of July 1	$590	$6,703	$572
Gross increases related to prior year tax positions	265	—	—
Gross increases related to current year tax positions	81	—	—
Acquisitions	—	—	6,442
Disposals	—	(6,068)
Settlements	—	—	(273)
Lapse of applicable statute of limitations	(114)	(45)	(38)

Balance as of June 30	$822	$590	$6,703

     The Company’s unrecognized tax benefits as of June 30, 2010, if recognized, would reduce the effective tax rate. The Company does not anticipate any material changes in this position in the next 12 months.
13. Derivative Instruments and Hedging Activities:
     The Company is subject to foreign exchange risk related to transactions executed in non-functional currencies in its Era and GCD businesses. The Company had $19.0 million in notional forward foreign exchange contracts outstanding as of June 30, 2010 and $15.2 million outstanding as of June 30, 2009. These contracts have no value at inception. All of the outstanding contracts were purchased at or near the end of each fiscal year. As there was no significant fluctuation in the relevant exchange rates prior to the balance sheet date, the fair value of the forward contracts held was not material. The gains and losses related to these foreign currency transactions and derivative instruments are included in the loss from discontinued operations on the consolidated statement of operations. The amounts of each for the periods presented were as follows (in thousands):

	Year Ended June 30,
	2010	2009	2008

Foreign currency transaction (losses) gains	$(1,978)	$999	$(429)
Net gains (losses) on forward exchange contracts	2,965	338	—

Total net foreign currency gains (losses)	$987	$1,337	$(429)

14. Commitments and Contingencies:
Government Contracting
     Payments to the Company on cost-plus-fee contracts are provisional and are subject to adjustment upon audit by the Defense Contract Audit Agency. Audits of significant incurred cost submissions have been completed through June 30, 2006. In the opinion of management, audit adjustments that may result from audits for periods after June 30, 2006 are not expected to have a material effect on the Company’s financial position, results of operations, or cash flows.
     For contracts with the Department of Defense and related agencies, the U.S. Department of Defense Inspector General and its agencies are reviewing current and past compliance with network security-related contractual obligations. Depending on the review results, the Company may be required to make changes to its current processes and adjust certain contract prices or prior payments. The Company expects to continue making increased expenditures to improve its network security. It is not possible at this time to determine whether adjustments to contract prices or prior payments will have a material effect on the Company’s financial position, results of operations, or cash flows. The Company is actively cooperating with this review.

SRA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
Years Ended June 30, 2010, 2009, and 2008
     Additionally, federal government contracts, by their terms, generally can be terminated at any time by the federal government, without cause, for the convenience of the federal government. If a federal government contract is so terminated, the Company would be entitled to receive compensation for the services provided and costs incurred through the time of termination, plus settlement expenses and a negotiated amount of profit.
Leases
     Net rent expense for the periods presented was as follows (in thousands):

	Year Ended June 30,
	2010	2009	2008

Office space	$35,244	$34,768	$37,844
Sublease income	(1,966)	(2,126)	(2,442)
Furniture and equipment	925	1,117	801

Total	$34,203	$33,759	$36,203

     The following table summarizes the Company’s future minimum rental commitments under noncancellable operating leases, primarily for office space, as of June 30, 2010 (in thousands).

Year ended June 30,	Rental Commitments	Sublease Income	Net Commitment
2011	$32,019	$(221)	$31,798
2012	27,603	(76)	27,527
2013	23,172	—	23,172
2014	18,677	—	18,677
2015	17,879	—	17,879
Thereafter	13,964	—	13,964

Total future minimum lease payments	$133,314	$(297)	$133,017

     The Company leases all of its office facilities. Leases for certain office space entitle the Company to incentives for tenant improvements, rent holidays, or rent escalation clauses pursuant to its lease agreements. Certain lease commitments are subject to adjustment based on changes in the Consumer Price Index.
Litigation
     The Company is subject to investigations and reviews relating to compliance with various laws and regulations with respect to its role as a contractor to agencies and departments of the U.S. Government, state, local, and foreign governments, and otherwise in connection with performing services in countries outside of the United States. Such matters can lead to criminal, civil or administrative proceedings and the Company could be faced with penalties, fines, repayments or compensatory damages. Adverse findings could also have a material adverse effect on the Company because of its reliance on government contracts. The Company is subject to periodic audits by state, local, and foreign governments for taxes other than income taxes. The Company is also involved in various claims and lawsuits arising in the normal conduct of its business. Although the Company can give no assurance, based upon management’s evaluation of current matters of which the Company is aware and based on management’s current understanding of the facts, the Company does not believe that the outcome of any such matter would likely have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows.

SRA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
Years Ended June 30, 2010, 2009, and 2008
15. Debt:
     The Company has a $285 million unsecured revolving credit facility that terminates on August 9, 2012, at which time any outstanding borrowings under the facility become due. During fiscal 2010 the Company repaid all of the outstanding borrowings under the credit facility.
     The credit facility contains customary covenants limiting the Company’s ability to, among other things, merge or consolidate with others, incur liens, redeem or repurchase its stock, enter into transactions with affiliates, or dispose of assets. In addition, the credit facility contains financial covenants requiring the Company to maintain a total leverage ratio of not more than 3.0 to 1.0 and an interest coverage ratio of at least 3.0 to 1.0. The Company has been in compliance with all of the financial covenants since the inception of the credit facility.
16. Facility Exit Costs:
     During fiscal 2010, the Company initiated activities to consolidate and exit certain underutilized facilities as well as sublease excess space. The Company abandoned excess office space in several of its facilities, most significantly its Milton Park facility in the United Kingdom which supports a portion of its GCD business. The Company recognized a total facility exit charge of $2.3 million during fiscal 2010. These facility exit charges related to the GCD and Era businesses are included in discontinued operations on the consolidated statement of operations. Payments by the Company have reduced the balance of this liability to $1.5 million at June 30, 2010. Future lease payments will continue to be made through the end of the lease terms, with the latest expiring in 2012.
     The Company also recorded a $3.3 million facility exit charge in fiscal 2008 related to the consolidation of several of its offices in the Washington D.C. area which is included in selling, general and administrative expenses on the consolidated statement of operations. Of this total, approximately $3.0 million related to lease exit costs associated with vacating the facilities and the remainder related to the write-off of leasehold improvements and unearned rent abatements. Amounts related to the abandonment of excess leased facilities will continue to be paid through the end of the lease terms, with the latest ending in fiscal year 2012. Lease payments made by the Company have reduced the balance of this liability from $0.5 million at June 30, 2009 to $0.1 million at June 30, 2010.
17. Subsequent Events:
     On July 16, 2010 the Company acquired all of the equity interests of SENTECH, Inc., an energy management consulting company for approximately $25 million. SENTECH specializes in renewable energy, distributed generation, energy efficiency and advanced transportation technologies.
     On November 16, 2010, the Company acquired all of the outstanding shares of Platinum Solutions, Inc. (Platinum) for approximately $87.3 million, net of cash acquired of $6.7 million. Platinum provides systems integration and collaborative solutions for the federal government.
     The Company performed its annual goodwill evaluation as of January 1, 2011 and recorded a $28.6 million charge to fully impair the remaining Era goodwill.
     On March 31, 2011, the Company entered into an Agreement and Plan of Merger (Merger Agreement), with Sterling Parent, Inc. (Parent) and Sterling Merger Inc. (Merger Sub), providing for the merger of Merger Sub with and into the Company (the Merger), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. Parent and Merger Sub are affiliates of Providence Equity Partners L.L.C. (Providence). The Merger Agreement was approved by the Company’s Board of Directors (Board), acting upon the unanimous recommendation of the special committee composed of independent directors of the Board.

SRA INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
Years Ended June 30, 2010, 2009, and 2008
18. Quarterly Financial Data (Unaudited) (in thousands, except per share amounts):

Year Ended June 30, 2010	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

Revenue	$403,235	$399,707	$398,735	$412,855
Cost of Services	307,735	303,945	303,272	309,816
Operating Income	35,559	34,802	31,754	38,245
Income from Continuing Operations, Net of Tax	21,447	23,363	20,586	23,525
Net Income (Loss)	$18,050	$19,188	$(39,711)	$20,888
Basic Earnings per Share from Continuing Operations	$0.37	$0.41	$0.36	$0.41
Basic Earnings (Loss) per Share	0.31	0.33	(0.70)	0.36
Dilued Earnings per Share from Continuing Operations	0.37	0.40	0.36	0.40
Dilued Earnings (Loss) per Share	$0.31	$0.33	$(0.70)	$0.36

Year Ended June 30, 2009	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

Revenue	369,672	350,172	361,116	$382,971
Cost of Services	280,388	262,205	271,495	290,296
Operating Income	28,752	25,638	28,661	32,870
Income from Continuing Operations, Net of Tax	16,786	14,564	17,111	19,891
Net Income	15,416	10,828	14,273	$17,483
Basic Earnings per Share from Continuing Operations	$0.29	$0.26	$0.30	$0.35
Basic Earnings per Share	0.27	0.19	0.25	0.31
Dilued Earnings per Share from Continuing Operations	0.29	0.25	0.30	0.35
Dilued Earnings per Share	$0.27	$0.19	$0.25	$0.30

The sum of earnings per share for the four quarters may differ from the annual earnings per share due to the required method of computing the weighted-average number of shares in the interim period.